WWC, P.C. CERTIFIED PUBLIC ACCOUNTANTS

January 9, 2019

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

WWC, P.C. ("WWC") has been furnished with a copy of the disclosures in the Form 8-K for the event that occurred on December 20, 2018 to be filed by WWC's former client DD's Deluxe Rod Holder, Inc. WWC does not disagree with the Company's statements regarding WWC under Item 4.01, which state that (1) WWC was engaged on May 11, 2018, (2) WWC did not issue a report for the Company's financial statements, (3) WWC did not have any disagreements with the Company that would have been referenced in a report, and (4) the Company dismissed WWC on December 20, 2018.

Very truly yours,

WWC, P.C.
WWC, P.C.
Certified Public Accountants

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